                                                                        EXHIBIT 4.01

AMENDMENT TO NOTE PURCHASE
AND PRIVATE SHELF AGREEMENTS

THIS AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENTS (this “Amendment”), is made and entered into as of July 14, 2006, by and among Stanley Furniture Company, Inc. (the “Company”), The Prudential Insurance Company of America (together with its successors and assigns, “PICA”), Hartford Life Insurance Company (“Hartford”), and Medica Health Plans (“Medica” and, together with PICA, Hartford and Medica, the “Noteholders”).

W I T N E S S E T H:

WHEREAS, (i) the Company and PICA are parties to that certain Note Purchase and Private Shelf Agreement, dated as of June 29, 1995 (as amended, restated, supplemented or otherwise modified from time to time, the “1995 Note Agreement”) and (ii) the Company, PICA, Hartford and Medica are parties to that certain Private Shelf Facility, dated as of September 8, 1999 (as amended, restated, supplemented or otherwise modified from time to time the “1999 Note Agreement” and, together with the 1995 Note Agreement, the “Note Agreements”); capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreements; and

WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreements, and subject to the terms and conditions hereof, the Noteholders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, (i) the Company, and PICA agree that the 1995 Note Agreement is amended as follows and (ii) the Company, PICA, Hartford and Medica agree that the 1999 Note Agreement is amended as follows:

1.  Amendments.

(a) Section 6A of such Note Agreement (Fixed Charge Coverage and Debt Limits) is hereby amended by replacing the “.” at the end of such Section with “; or” and adding the following as a new subsection (iv):

(iv) the ratio of Consolidated Debt to Consolidated EBITDA to exceed 2.75:1.00.

(b) Section 6B of such Note Agreement (Dividend Limitation) is hereby amended by removing such covenant in its entirety and replacing such Section in its entirety with “Intentionally Omitted”.

(c) Section 6C(7) of such Note Agreement (Investments) is hereby amended by replacing clause (vi) of such Section in its entirety with the following:

(vi) any other Investment of the Company or any of its Subsidiaries so long as the amount of all such Investments, other than investments specified in clauses (i) through (v) above shall not exceed an amount equal to 10% of Consolidated Assets.

(d) Section 10B of such Note Agreement (Definitions: Other Terms) is hereby amended by adding the following definition of “Consolidated EBITDA” in proper alphabetical order:

“Consolidated EBITDA” shall mean, for the Company and its Subsidiaries on a Consolidated basis for the four fiscal quarters most recently ended, Consolidated Net Earnings, or Consolidated Net Loss, as the case may be, for such period, plus to the extent deducted in calculating such Consolidated Net Earnings or Consolidated Net Loss, taxes, depreciation, amortization and Consolidated Interest Charges.

2.  Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment, it is understood and agreed that this Amendment shall not become effective until (i) PICA shall have received executed counterparts to this Amendment from the Company and each Noteholder, (ii) the Noteholders have received reimbursement of, or evidence of the direct payment of, the reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders incurred in connection with this Amendment, and (iii) PICA shall have received copies of an amendment to the Company’s credit facility, amending such credit facility in a manner similar to the amendments to Section 6B of the Note Agreements contained herein.

3.  Representations and Warranties. To induce the Noteholders to enter into this Amendment, the Company hereby represents and warrants to the Noteholders that:

(a) The execution, delivery and performance by the Company of this Amendment (i) are within the Company’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Company’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any governmental authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries; and (vii) do not require the consent or approval of any governmental authority or any other person;

(b) This Amendment has been duly executed and delivered for the benefit of or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

4.  Effect of Amendment. Except as set forth expressly herein, all terms of the Note Agreements, as amended hereby, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to the Noteholders. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Noteholders under either Note Agreement, nor constitute a waiver of any provision of either Note Agreement.

5.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.  No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of either Note Agreement or an accord and satisfaction in regard thereto.

7.  Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.

8.  Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

9.  Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10.  Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotia-tions or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

STANLEY FURNITURE COMPANY, INC.

By:     /s/ Douglas I. Payne
Name:   Douglas I. Payne
Title:        Exective Vice-President - Finance & Adminstration

                            NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By: /s/ Jay S. White
  Vice President

HARTFORD LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By: /s/ Jay S.White
     Vice President

MEDICA HEALTH PLANS

By: Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By: /s/ Jay S. White
     Vice President